Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-61645, 333-37878); and on Form S-3 (Registration No. 333-114483) of TOR Minerals International, Inc. of our report dated March 31, 2009, with respect to the consolidated financial statements of TOR Minerals International, Inc. and Subsidiaries as of December 31, 2008 and 2007 and for each of the three years ended December 31, 2008 included in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ UHY LLP
Houston, Texas
March 31, 2009